Exhibit 99.1


            EPIPHARMA AND STRATEGIC HEALTHCARE SYSTEMS SIGN LETTER OF
                                INTENT TO MERGE

     SCOTTSDALE,  AZ  -  August  8,  2005  - EpiPharma, Inc. ("EpiPharma") (Pink
Sheets: EPHM) has signed a letter of intent to merge with Strategic Healthcare Systems, Inc. (SHS), a healthcare management company that manages and operates quality healthcare clinics in predominantly urban areas of California.

     SHS is a healthcare management company founded in 1996 by Dr. Albert A. Gomez to provide solutions to uninsured Americans and change the way in which healthcare is marketed and delivered in America. SHS is organized as a virtual, vertically integrated healthcare delivery system that coordinates the interaction of physicians, patients and ancillary medical service providers in a manner that is efficient and cost effective. The company currently manages medical clinics, diagnostic centers and clinical laboratories located in San Jose, San Francisco, Concord and Salinas, California. SHS lowers healthcare costs by passing the savings gained from the advances in medicine and diagnostic technology through to the patient (www.shsmedical.net/index2.php).
                                        -----------------------------

     Commenting on this transaction, Neil Reithinger, President of EpiPharma, stated, "Our intent with EpiPharma was to find the right fit with a partner such as SHS that is established and profitable in the healthcare arena. Uninsured Americans deserve the opportunity to have the kind of affordable and quality healthcare that SHS has been providing to the community. Their multiple revenue streams and sustained growth are a testament to the overall strength of their business plan. Now, as part of a public company, SHS will have the opportunity to finance their growth. SHS intends to develop more clinics in California and markets in other states to provide more Americans with affordable medical services."

     Dr. Gomez, Founder and President of SHS, added, "We have always believed that our plans for growth would be enhanced by merging with a company like EpiPharma. Now that we have this opportunity, we feel that we will be able to expand the number of clinics and our medical operations. Affordable healthcare is a problem in the U.S. today, and we have been very successful in offering a solution to many uninsured people in many communities throughout California. The faster we grow, the more Americans that we will be able to help."

     Neil Reithinger further stated, "Our shareholders have been extremely patient and supportive with us, and we are committed to building the best company we possibly can for them."

     The merger is subject to the execution of a mutually acceptable definitive agreement, financing and customary closing conditions, including the receipt of necessary approvals by third parties.

     EpiPharma was formed on September 13th, 2001 as a subsidiary of Baywood International,


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
Inc. ("Baywood") (OTCBB: BYWD) and began trading on the Pink Sheets on December 14, 2004. It is expected that Baywood will retain a minority ownership of EpiPharma once the merger is closed.

ABOUT  EPIPHARMA:

     EpiPharma, Inc. (Pink Sheets: EPHM) focuses on the development, production and acquisition of complex nutraceuticals and other novel technologies and services for therapeutic applications in the healthcare field. Contact EpiPharma, Inc. at 1-800-519-2037 or for more information visit www.epipharma.com.
------------------

ABOUT  BAYWOOD:

     Baywood International, Inc. (OTC BB: BYWD) is a nutraceutical company specializing in the development, marketing and distribution of its own proprietary brands under the names Baywood PURECHOICE(R), Baywood SOLUTIONS(R) and Complete La Femme(R). The Company's products are distributed through independent and chain health food stores, pharmacies, grocery stores, and other direct-to-consumer channels both internationally and domestically. Contact Baywood International, Inc. at 1-888-350-0799 or, for more information, visit www.bywd.com.
------------

     This press release may contain forward-looking statements, made in reliance upon Section 21D of the Exchange Act of 1934, which involve known and unknown risks, uncertainties or other factors that could cause actual results to differ materially from the results, performance, or expectations implied by these forward-looking statements. The Issuer's expectations among other things are dependent upon general economic conditions, continued demand for its products, the availability of raw materials, retention of its key management and operating personnel, as well as other uncontrollable or unknown factors which are more fully disclosed in Baywood's Form 10-KSB's and 10-QSB's on file with the United States Securities and Exchange Commission.


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